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                                                                    EXHIBIT 99

PACIFICORP                                                        NEWS RELEASE
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For further information contact:


Chris Hunter:  (503) 731-2090
Scott Hibbs:   (503) 731-2123


FOR IMMEDIATE RELEASE..BUSINESS & FINANCIAL EDITORS..OCT. 17, 1994


PacifiCorp (NYSE: PPW) announced today that Pacific Telecom, Inc. (NASDAQ:
PTCM), an 87 percent-owned subsidiary, signed an agreement to sell Alascom, Inc. to AT&T. Alascom, a wholly-owned subsidiary of Pacific Telecom (PTI), furnishes interstate and intrastate long distance service, private line and other communications services throughout the state of Alaska. The transaction would settle market restructuring issues in Alaska that have been the focus of regulators, the company and its investors for more than ten years. The transaction is expected to close in the first quarter of 1995.

Under the sale terms, PacifiCorp would recognize an estimated after-tax gain of between $44 million and $48 million. The gain would produce a one-time boost to earnings per share of between $.15 and $.17 based on the 283 million common shares of PacifiCorp outstanding at June 30, 1994. The expected gain is net of minority interest and goodwill recorded at the time PacifiCorp purchased Alascom in 1979.

Fred Buckman, PacifiCorp President and CEO, stated that "the proposed sale of Alascom on these terms and PTI's redeployment of the proceeds will benefit our shareholders over time. The transaction eliminates
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uncertainties surrounding the Alaska market restructuring, as well as assuring that Alaskans continue to receive quality telecommunication services."

Under terms of the agreement, AT&T will pay $290 million in cash for the Alascom stock and for settlement of all past cost study issues. AT&T has also agreed to allow PTI to retain the $75 million transition payment made by AT&T to Alascom in July 1994, bringing total proceeds to $365 million. As a result of the resolution of the past cost study issues in the proposed transaction, Alascom will recognize additional revenues of $16 million in September 1994.

The sale closing is subject to certain conditions, including receipt of state and federal regulatory approvals that are expected during the first quarter of 1995.

PTI intends to use the Alascom sale proceeds to fund its local telephone exchange acquisition program. PTI has signed asset purchase agreements with US WEST Communications, which are in varying stages of regulatory review, to acquire 50,000 access lines in Colorado for approximately $200 million and 35,000 access lines in oregon and Washington for approximately $180 million. The Colorado acquisition is expected to close during the fourth quarter of 1994 and the Oregon and Washington acquisitions in 1995. PTI also intends to continue its pursuit of other local exchange acquisition opportunities that will complement its existing operations, primarily in rural areas of the
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Midwest, Northwest and Alaska.

Although the timing and amount of the revenues and operating income from the proposed acquisitions are uncertain and subject to factors beyond its control, PTI estimates that the annualized operating revenues and operating income from the US WEST properties would exceed $100 million and $40 million, respectively, when the properties have been fully integrated into PTI's operations. This would significantly offset the operating revenues and operating income that will be lost as a result of the sale of Alascom. In 1993, Alascom contributed $338 million in operating revenues and $59 million in operating income to PTI's consolidated operations. For the six months ended June 30, 1994, Alascom's operating revenues and operating income amounted to $160 million and $31 million, respectively.

According to Mr. Buckman "the decision to sell Alascom was based in part on the expectation that operating revenues and operating income from Alascom would decline as the result of implementing a final Federal Communications Commission order relating to the restructuring of the Alaska long distance marketplace."

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